Exhibit 99.1

Jack in the Box Inc. to Close 40 Company-Operated Restaurants

SAN DIEGO--(BUSINESS WIRE)--September 29, 2010--Jack in the Box Inc. (NASDAQ:JACK) today announced that it plans to close 40 of its company-operated restaurants prior to the end of its current fiscal year, which ends on October 3, 2010. The restaurants are located across 7 states, primarily in the Southeast and Texas. System-wide, there are more than 2,200 Jack in the Box® restaurants in 18 states.

The decision to close the restaurants was the result of a comprehensive analysis performed during the company’s fiscal fourth quarter that examined restaurants not meeting acceptable levels of return on investment and other key operating performance metrics.

Linda A. Lang, chairman, chief executive officer and president, said, “These restaurant closures are expected to have a positive impact on our future earnings, cash flow and return on invested capital. The decision to close underperforming restaurants reflects the company’s commitment to disciplined capital allocation and to ensuring we are maximizing both our physical assets and people resources.”

The company currently expects pre-tax charges for the fourth quarter of fiscal 2010 to include approximately $8.5 to $9.5 million in non-cash impairment charges and approximately $21.0 to $25.0 million in lease-related costs.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements, including statements regarding the estimated costs of closing the 40 underperforming restaurants and the future benefits to the company’s earnings, cash flow and return on invested capital. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance or achievements to be materially different than expressed or implied by these forward-looking statements. In particular, the company is unable to predict the ultimate costs associated with the closings, the timing of payments made and received, the results of final negotiations with landlords, the impact of the closings on ongoing operations, and any tax benefits from the closings. For other factors to consider, see the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its quarterly reports on Form 10-Q. Except as may be required by law, the company undertakes no obligation to update publicly or revise any forward-looking statements to reflect any future events or circumstances.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
Media Contact:
Brian Luscomb, 858-571-2291